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                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number:  2-78580
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                              PNB Financial Group
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             (Exact name of registrant as specified in its charter)

      4665 MacArthur Court, Newport Beach, CA 92660   Tel: (949) 851-1033
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)  /X/                Rule 12h-3(b)(1)(i)  /X/
         Rule 12g-4(a)(1)(ii) / /                Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /                Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(2)(ii) / /                Rule 12h-3(b)(2)(ii) / /
                                                 Rule 15d-6           / /

Approximate number of holders of record as of the certification or notice date: 0
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     Pursuant to the requirements of the Securities Exchange Act of 1934 and
Rule 15d-6 promulgated thereunder, WESTERN BANCORP, SUCCESSOR BY MERGER TO PNB FINANCIAL GROUP, a California corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 30, 1998    By: /s/ Julius G. Christensen
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                                   Julius G. Christensen
                                   Executive Vice President,
                                   General Counsel and Secretary